UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2024

RARE ELEMENT RESOURCES LTD.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-34852	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 271049 Littleton, Colorado	80127
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(720) 278-2460

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 30, 2024, the board of directors (the “Board”) of Rare Element Resources Ltd. (the “Registrant”), appointed Kelli Kast as the Vice President, General Counsel and Chief Administrative Officer of the Registrant, in each case effective as of July 1, 2024. In connection with the officer appointment, on June 30, 2024, the Board and Ms. Kast, a director of the Registrant, agreed that she would not stand for re-election as a director of the Registrant at its 2024 annual meeting of shareholders. The decision not to stand for re-election as a director was not because of any disagreement with the Registrant on any matter relating to its operations, policies or practices.

Ms. Kast, 57, has over 25 years of in-house legal experience, including as top legal officer in the precious metals industry for seven years and 12 years in the rare earth industry.  She has served as a consultant of Rare Element Resources, Inc., a wholly owned subsidiary of the Registrant (the “Company”), since June 2015, and as a director of the Registrant since August 2022.  From July 2012 to May 2015, Ms. Kast served as the Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary of the Registrant.  She served as Coeur d’Alene Mine Corporation’s Vice President, General Counsel and Corporate Secretary from May 2005 to March 2009 and as its Chief Administrative Officer from March 2009 to December 2011.  From 2004 to 2005, Ms. Kast served as Corporate Counsel for HealtheTech Inc. From 1997 to 2003, she served as the Assistant General Counsel and Corporate Secretary for Global Water Technologies Inc. and Psychrometric Systems, Inc.  From January 1996 through December 1997, she served as corporate counsel for Boise Cascade Corporation.  Ms. Kast earned her Juris Doctor from the University of South Dakota School of Law and her Bachelor’s degree from the University of Idaho.

On July 1, 2024, the Company and Ms. Kast entered into an employment agreement (the “Employment Agreement”), which provides that (i) Ms. Kast’s initial annual base salary is US$310,000; (ii) Ms. Kast will be eligible to receive an annual performance bonus and such long-term incentive awards as may be determined by the Board; and (iii) she will be eligible to participate in the employee benefit programs of the Registrant.

Pursuant to the terms of the Employment Agreement, Ms. Kast is entitled to separation benefits in the event that her employment is terminated by the Company without “cause” (as defined in the Employment Agreement) or by Ms. Kast for “good reason” (as defined in the Employment Agreement), including a material change in title or duties, a material reduction in base salary unless a proportionate reduction is made to the base salary of all members of the Company Group’s (as defined in the Employment Agreement) senior management team in certain circumstances, a material breach of the Employment Agreement by the Company, or the failure by the Company to maintain reasonable directors and officers liability insurance acceptable to the Company’s Board, in each case which the Company has failed to cure. The severance payment to be received by Ms. Kast upon termination under the circumstances described above will be equal to sum of one year of her base salary in effect on the date of termination and certain accrued and unpaid benefits, all paid to her in a lump sum on the sixtieth (60th) day after the date of such termination.

Pursuant to the terms of the Employment Agreement, Ms. Kast will be indemnified by the Company for all losses, settlements and other amounts arising from all claims or proceedings in which she may be involved relating to the business or affairs of the Company if in each case she acted in good faith and in a manner that she believed to be in the best interest of the Company, and her conduct did not constitute gross negligence or willful or wanton misconduct. In addition, during the term of Ms. Kast’s employment and for six years after her employment terminates, or so long as the Company’s directors and officers liability insurance or indemnification policy (the “D&O Policy”) remains in effect, whichever period is shorter, Ms. Kast will be entitled to coverage under the D&O Policy.

As consideration for the separation benefits under the Employment Agreement, Ms. Kast agreed to certain confidentiality obligations with respect to proprietary information of the Company Group gained as a result of her employment.  In addition, she is subject to non-compete provisions under the Employment Agreement that prohibit her from engaging in any “competitive business” (as defined in the Employment Agreement) during the term of the Employment Agreement or for a period of one year following termination within certain geographical boundaries based on the locations where the Company does business, unless Ms. Kast is terminated by the Company without cause.  Ms. Kast is also prohibited during the term of the Employment Agreement and for one year following termination from soliciting the services of any employee of or consultant to the Company Group or the business of any customer of the Company Group.

The foregoing description of the Employment Agreement is qualified in its entirety by the terms of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits.

Exhibit No.	Description
10.1*	Employment Agreement, dated as of July 1, 2024, by and between Rare Element Resources, Inc. and Kelli Kast
104	Cover Page Interactive Data File (formatted in Inline XBRL and included as Exhibit 101)

*Indicates a management contract or compensatory plan, contract or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 2, 2024

RARE ELEMENT RESOURCES LTD.

By:	/s/ Wayne E. Rich
Name:	Wayne E. Rich
Title:	Chief Financial Officer